EXHIBIT 21.1



                                  FRED'S, INC.

                           SUBSIDIARIES OF REGISTRANT


Fred's, Inc. has the following subsidiaries, all of which are 100% owned:

         Fred's Stores of Tennessee, Inc.
         Fred's Capital Management Company
         Fred's Real Estate and Equipment Management Corporation